Exhibit 99.7

[Form of Instructions by Beneficial Owners to Brokers or Other Nominees]

INSTRUCTIONS BY BENEFICIAL OWNERS TO BROKERS OR OTHER NOMINEES
(accompanying letter from brokers or other nominees to beneficial owners)

        The undersigned acknowledge(s) receipt of your letter and the materials referred to therein relating to the rights offering of additional shares of common stock (the “Common Stock”) of ISCO International, Inc. (“ISCO”). By completing and delivering these instructions to you, the undersigned, who beneficially owns shares of Common Stock that are held of record by you, is instructing you whether to exercise its Rights to purchase shares of Common Stock in the rights offering.

Box 1.	[_]	Please do not exercise my Rights for me.

Box 2.	[_]	Please exercise my Rights for me as set forth below:

		Number of Shares Subscribed For		Price		Payment
Basic Subscription Privilege*			X	$[ ]	=	$[ ]

Oversubscription Privilege**			X	$[ ]	=	$[ ]

Total Payment Required	=	$	(Sum of Lines 1 and 2; must equal total of amounts in boxes 3 and 4 below)

*	you may purchase Share for each Right you hold.
**	the number of shares subscribed for can not exceed two times the number of shares subscribed in the Basic Subscription Privilege.

Box 3.	[_]	Payment in the following amount is enclosed: $ .

Box 4.	[_]	Please deduct payment from the following account maintained by you as follows:

Type of Account Account No.: Amount to be deducted: $ Date: Signature(s)	_________________________________________________________________
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$ _________________________________________________________________
_________________________________________________________________
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Please type or print name(s) below
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